Exhibit 99.1

Las Vegas, NV — July 24, 2007 — Global Cash Access Holdings, Inc. (NYSE: GCA) announced today that the employment of its Chief Financial Officer, Harry C. Hagerty III, will terminate on July 27, 2007. Kirk Sanford, Chief Executive Officer, will assume the office of Chief Financial Officer on an interim basis upon the termination of Mr. Hagerty’s employment.

Mr. Hagerty’s three-year employment agreement expired earlier this month. Mr. Hagerty has served as Chief Financial Officer since July 2004. In connection with the termination of Mr. Hagerty’s employment, Mr. Sanford said, “We wish Harry the very best in his future endeavors.”

About Global Cash Access Holdings, Inc.

Global Cash Access, Inc., a wholly owned subsidiary of Global Cash Access Holdings, Inc. (NYSE:GCA), is the world’s leading provider of cash access and related services to the gaming industry. Based in Las Vegas, GCA serves over 1,100 casinos and other clients in the U.S., Canada, Europe, the Caribbean and Asia. With a singular focus on the worldwide casino industry, GCA provides proprietary technology that helps responsible patrons access cash via ATM, debit card, check cashing and credit card cash advance transactions for their gaming entertainment. GCA also provides services that enhance casino marketing initiatives and credit management through its wholly-owned subsidiary Central Credit, LLC, a credit decision-making tool that uses proprietary credit bureau databases. GCA is recognized with numerous gaming industry awards for developing technologies and services that enhance casino profitability and customer loyalty. www.globalcashaccess.com.